Exhibit 99.1

Jollibee Billionaire-Backed Hotel101 To Build 10,000 Rooms Worth $2.5 Billion In Saudi Arabia

By Ian Sayson,

Forbes Staff.

Covering the Philippines and parts of Southeast Asia

DoubleDragon chairman Edgar Sia II and co-chairman Tony Tan Caktiong at the groundbreaking ceermeony ... More of Hotel101-Niseko in Auagust 2023.

DoubleDragon Photos for Forbes

Hotel101 Global—a unit of DoubleDragon, which is jointly owned by Philippine fast food giant Jollibee founder Tony Tan Caktiong and real estate tycoon Edgar Sia II—is expanding into Saudi Arabia with plans to build 10,000 rooms worth $2.5 billion amid a travel boom.

In partnership with Saudi Arabia-based Horizon Group, Hotel101 has identified an initial five sites for its hotels with the first project to be built in Medina followed by Riyadh, Jeddah, Abha and Alula, Hotel101 said in a statement Thursday. Each Hotel101 site will have an average of 500 rooms, the company said.

The joint venture comes ahead of Hotel101’s planned listing in Nasdaq that DoubleDragon co-chairman Sia told Forbes Asia in February will be done by the first half of 2025. The Nasdaq listing has been on the table since Singapore-based Hotel101 completed a $2.3 billion merger with a Hong Kong-based special purpose acquisition company.

“We see tremendous opportunities in the Kingdom of Saudi Arabia given the high growth in tourism both domestic and international,” Hotel101 CEO Hannah Yulo-Luccini said. “We believe Saudi Arabia will be one of the most exciting markets for Hotel101 globally.”

Saudi Arabia—one of the 25 countries initially identified for Hotel101’s expansion—registered 27 million international tourists and 79 million domestic tourists in 2023 who spent about $67 billion, according to the company. Saudi Arabia is also a key market in the Middle East for overseas Filipino workers, whose remittances have supported consumer spending in the Philippines.

Hotel101 aims to build a global chain by offering identical, standardized rooms in all its properties for efficiency and affordability. Adopting the “condotel” concept that gained popularity in the U.S. in the 1980s, Hotel101’s rooms, while under construction, are pre-sold at an average price of as much as $250,000 apiece to investors, who can get a 30% share of the gross hotel room revenues and can stay for free up to ten days every year.

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“With Hotel101’s rapid-build model and Horizon’s local know-how, we will add 10,000 quality, affordable rooms across the Kingdom,” said Horizon Group CEO Abdulrahman Sharbatly.

Saudi Arabia is the fourth destination outside of the Philippines for Hotel101, which has assets under construction in Japan’s ski town of Niseko in Hokkaido, Madrid and Los Angeles. Hotel101 currently has over 1,100 rooms in two operating hotels in the Philippines where it’s currently building nine more properties. It aims to have a million rooms by 2050.

With a fortune of $340 million, Sia ranked No. 39 when the list of the Philippines’ 50 Richest was published in August. Tan Caktiong, who has a net worth of $2.9 billion, is No. 6.

Horizon Group has interests in real estate, trading, hospitality and transportation. It owns a stake in SAMACO, which distributes car brands such as Audi, Bentley, Porsche, and Bugatti in Saudi Arabia.